Mailstop 3233
                                                             August 31, 2018


   Via E-mail
   Mr. Paul Seavey
   Chief Financial Officer
   Equity Lifestyle Properties, Inc.
   Two North Riverside Plaza, Suite 800
   Chicago, IL 60606


          Re:    Equity Lifestyle Properties, Inc.
                 Form 10-K for the fiscal year ended December 31, 2017 Filed February 28, 2018
                 File No. 001-11718


   Dear Mr. Seavey:

          We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                             Sincerely,

                                                             /s/ Wilson K. Lee

                                                             Wilson K. Lee
                                                             Senior Staff
Accountant
                                                             Office of Real
Estate and
                                                             Commodities